Registration No. 333-42353
   Registration No. 333-61389
Registration No. 333-60564
Registration No. 333-179007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-42353
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61389
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-60564
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-179007

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERPAC TOOL GROUP CORP.
(Exact name of registrant as specified in its charter)

Wisconsin	36-0168610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address, including zip code, of registrant's principal executive offices)

Enerpac Tool Group Corp. 401(k) Plan
Zero Corporation Retirement Savings Plan
(Full titles of the plans)

James P. Denis III
Acting General Counsel and Secretary
Enerpac Tool Group Corp.
N86 W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
Telephone: (262) 293-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

REMOVAL OF SECURITIES FROM REGISTRATION
This Post-Effective Amendment (this “Post-Effective Amendment”) is being filed by Enerpac Tool Group Corp., a Wisconsin corporation formerly known as Applied Power Inc. and Actuant Corporation (the “Registrant”), and the Enerpac Tool Group Corp. 401(k) Plan, which was formerly known as the APW 401(k) Plan and the Actuant Corporation 401(k) Plan and is the successor to the Zero Corporation Retirement Savings Plan (the “Plan”), and relates to the following registration statements (the “Registration Statements”):

•Registration Statement on Form S-8 (Registration No. 333-42353), registering 500,000 shares of the Registrant’s Class A Common Stock, par value $0.20 per share (“Common Stock”), and an indeterminate amount of plan interests, to be offered and sold pursuant to the Plan;
•Registration Statement on Form S-8 (Registration No. 333-61389), registering 25,000 shares of Common Stock, and an indeterminate amount of plan interests, to be offered and sold pursuant to the Zero Corporation Retirement Savings Plan;
•Registration Statement on Form S-8 (Registration No. 333-60564), registering 500,000 shares of Common Stock, and an indeterminate amount of plan interests, to be offered and sold pursuant to the Plan; and
•Registration Statement on Form S-8 (Registration No. 333-179007), registering 1,000,000 shares of Common Stock, and an indeterminate amount of plan interests, to be offered and sold pursuant to the Plan, which registration statement was amended by Post-Effective Amendment No. 1 filed on October 28, 2013 and Post-Effective Amendment No. 2 filed on December 20, 2013.

The Registrant has amended the Plan to terminate any contributions to or transfer of funds into the Enerpac Tool Group Corp. Stock Fund within the Plan and no further offers or sales of Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.
Item  8.    Exhibits

Exhibit Number	Description

24.1	Powers of Attorney

SIGNATURES
Pursuant to the requirements of the Securities Act of 1953, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on August 29, 2022.

ENERPAC TOOL GROUP CORP.

By:	/s/ James P. Denis III
James P. Denis III
Acting General Counsel and Secretary
Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on April 29, 2022.

ENERPAC TOOL GROUP CORP. 401(k) PLAN,
including as successor to the Zero Corporation Retirement
Savings Plan

By:	Enerpac Tool Group Corp. Plan Administrative
Committee

	By:	/s/ Bryan R. Johnson
Bryan R. Johnson
Plan Administrative Committee Member

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ PAUL E. STERNLIEB	President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2022
Paul E. Sternlieb

/s/ RICK T. DILLON	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2022
Rick T. Dillon

/s/ BRYAN R. JOHNSON	Vice President of Finance and Principal Accounting Officer	April 29, 2022
Bryan R. Johnson

/s/ ALFREDO ALTAVILLA	Director	April 29, 2022
Alfredo Altavilla *

/s/ JUDY L. ALTMAIER	Director	April 29, 2022
Judy L. Altmaier *

/s/ J. PALMER CLARKSON	Director	April 29, 2022
J. Palmer Clarkson *

/s/ DANNY L. CUNNINGHAM	Director	April 29, 2022
Danny L. Cunningham *

/s/ E. JAMES FERLAND	Chairman of the Board of Directors	April 29, 2022
E. James Ferland *

/s/ RICHARD D. HOLDER	Director	April 29, 2022
Richard D. Holder *

/s/ LYNN C. MINELLA	Director	April 29, 2022
Lynn C. Minella*

/s/ SIDNEY S. SIMMONS	Director	April 29, 2022
Sidney S. Simmons *

* By: /s/ James P. Denis III
(James P. Denis III, Attorney-in-Fact)